EXHIBIT 99.1

AquaVenture Holdings Limited Announces Third Quarter Earnings Results

TAMPA, FL., November 17, 2016 /PRNewswire/ -- AquaVenture Holdings Limited (“AquaVenture” or the “Company”) (NYSE: WAAS), a  leader in Water-as-a-ServiceTM (WAASTM) solutions, today reported financial results for the quarter ended September 30, 2016.

Highlights

For the three months ended September 30, 2016:

•

Total revenues of $28.9 million increased 6.4% from  $27.1 million for the same period of 2015. For the Company’s Seven Seas Water and Quench segments, revenues for the three months ended September 30, 2016 increased 3.5% and 9.2%, respectively, over the same period of 2015.

•	Net loss was $4.7 million, or 16.3% of revenues, compared to a net loss of $4.1 million, or 15.0% of revenues, for the same period of 2015.
•	Adjusted EBITDA of $9.7 million increased 29.7% from $7.5 million for the same period of 2015. Adjusted EBITDA Margin increased to 33.7% from 27.6% for the same period of 2015.

Following the end of the third quarter, on  October 12, 2016, the Company completed its initial public offering (“IPO”) issuing 7,475,000 ordinary shares for  $18.00 per share for total net proceeds of approximately $119.9 million, after deducting underwriting discounts and commissions and estimated offering expenses.

In addition, on October 31, 2016, the Company closed its acquisition of all of the outstanding shares of Aguas de Bayovar S.A.C. and all of the rights and obligations under a design and construction contract for a desalination plant and related infrastructure located in Peru for a purchase price of approximately $46 million in cash. The desalination plant and related infrastructure, which was completed in 2010, has a design capacity of 2.7 million gallons per day, and Aguas de Bayovar operates and maintains the desalination plant and related infrastructure constructed under the design and construction agreement to produce water for a contracted fee on a take-or-pay basis for a phosphate mining company pursuant to an operating and maintenance agreement, which expires in 2037. The rights to the design and construction contract include monthly installment payments for the construction of the desalination plant and related infrastructure, which continues until 2024. The acquisition of Aguas de Bayovar was funded using a portion of the proceeds from the Company’s IPO.

“I am pleased with our operational and financial performance. Our strong results in the third quarter were driven by solid performance from our two operating platforms, Seven Seas Water and Quench,  each of which reported year-over-year increases in revenue and Adjusted EBITDA,” said Doug Brown, AquaVenture’s Chairman and Chief Executive Officer.  “We are also excited to have recently announced the closing of the Aguas de Bayovar acquisition in Peru as part of our Seven Seas Water business.  We are confident in our ability to provide purified water to the mining sector, much as we have demonstrated success in servicing our industrial and municipal clients.  As we move forward as a public company, we will continue to focus on executing our strategy for growth and profitability, which includes winning new customers, expanding existing customer relationships, pursuing strategic acquisitions and developing new market opportunities, while demonstrating the value of our Water-as-a-Service platform.”

Third Quarter 2016 Consolidated Financial & Operational Results

For the third quarter of 2016, AquaVenture reported total revenues of $28.9 million, up 6.4%  from  $27.1 million for the same period of 2015.  Gross Margin increased to 50.5% for the third quarter of 2016 compared to 46.8% during the same period of 2015.

Total selling, general and administrative expenses increased $1.9 million to $15.1 million for the third quarter of 2016 from $13.2 million for the same period of 2015.

Net loss for the third quarter of  2016 was $4.7 million, or 16.3% of revenues, compared to a net loss of $4.1 million, or 15.0% of revenues, for the same period of 2015.

Adjusted EBITDA increased to $9.7 million for the third quarter of 2016,  up 29.7% from $7.5 million for the same period of 2015.  Adjusted EBITDA Margin increased to 33.7% for the third quarter of 2016 from 27.6% during the same period of 2015.

Cash and cash equivalents increased to $25.0 million as of September 30, 2016 from $17.8 million as of December 31, 2015. Total current assets increased to $54.9 million as of September 30, 2016 from $45.0 million as of December 31, 2015. Total long-term debt increased to  $150.2 million as of September 30, 2016 from $137.4 million as of December 31, 2015.

Net cash provided by operating activities for the nine months ended September 30, 2016 increased to $11.9 million from $9.2 million for the same period of 2015.

Capital expenditures and long-term contract expenditures were $16.6 million for the nine months ended September 30, 2016 as compared to $18.3 million for the same period of 2015.

Third Quarter Segment Results

Seven Seas Water

Seven Seas Water revenues of $13.9 million for the third quarter of 2016 increased $0.5 million, or 3.5%, compared to the same period of 2015, primarily due to a $1.2 million increase due to increases in the average per unit price charged (including the impact of minimum take-or-pay contracts)  which was offset in part by a $0.7 million decrease in the volume of water delivered to our customers.

Seven Seas Water gross margin for the third quarter of 2016 improved 470 basis points to 44.6% from 39.9% for the same period of 2015, primarily due to an increase in the contracted billing rates and reduced operating costs primarily at our Trinidad facility.

Net loss for our Seven Seas Water segment was $2.4 million, or 17.0% of revenues, for the third quarter of 2016 compared to a net loss of $1.7 million, or 12.9% of revenues, for the same period of 2015.

Adjusted EBITDA of $5.8 million for the third quarter of 2016, increased 6.9% from $5.4 million for the same period of 2015.  Adjusted EBITDA Margin increased to 41.8%  from 40.5% for the same period of 2015.

Quench

Quench revenues of $15.0 million for the third quarter of 2016 increased $1.3 million, or 9.2%, compared to the same period of 2015, primarily due to higher rental revenue associated with additional units placed under new leases in excess of unit attrition over the past year. An increase in sales of equipment, coffee and consumables also contributed to the increase in Quench revenues.

Quench gross margin for the third quarter of 2016 improved 230 basis points to 55.9% from 53.6% for the same period of 2015, primarily due to the management of expenses, including personnel and freight costs. These improvements were partially offset by an increase in depreciation expense related to the increase in new company-owned units placed on lease.

Net loss for our Quench segment was $2.4 million, or 15.7% of revenues, for the third quarter of 2016 compared to a net loss of $2.3 million, or 17.1% of revenues, for the same period of 2015.

Adjusted EBITDA of $3.9 million for the third quarter of 2016 increased 89.3% from $2.1 million for the same period of 2015.  Adjusted EBITDA Margin increased to 26.2% from 15.1% for the same period of 2015.

Other Matters

On October 6, 2016, the Company granted options to purchase 3.5 million ordinary shares with an exercise price of $18.00 per share. The options to purchase ordinary shares have a grant date fair value of approximately $20 million, which will be recognized as share-based compensation expense over a weighted-average period of 2.3 years.  In addition, the Company granted 0.2 million restricted stock units on November 15, 2016, which have a grant date fair value of approximately $4.0 million which will be recognized as share-based compensation expense over a weighted-average period of 2.0 years.

On October 12, 2016, the Company completed the IPO which triggered payment of Quench’s management incentive plan (“Quench MIP”). Based on the terms of the Quench MIP, the Company paid to certain employees an aggregate of $6.0 million of cash, which was recorded as expense during the fourth quarter of 2016.

Conference Call and Webcast Information AquaVenture will host an investor conference call on Friday November 18, 2016 at 8:00 a.m.  EST.  Prior to the conference call, AquaVenture will post an investor presentation on the Investor Relations section of the Company’s website, www.aquaventure.com. Interested parties are invited to listen to the conference call by dialing 1-877-407-0789, or for international callers, 1-201-689-8562, and ask for the AquaVenture conference call.  Replays of the entire call will be available through November 24, 2016 at 1-844-512-2921, or, for international callers, at 1-412-317-6671, conference ID # 13648771.  A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.aquaventure.com. A copy of this press release is also available on the Company’s website.

About AquaVenture:
AquaVenture is a multinational provider of WAASTM solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a U.S.-based provider of Point-of-Use, or POU, filtered water systems and related services to approximately 40,000 institutional and commercial customers; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing 7 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Safe Harbor Statement:

Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus and its ability to provide purified water to the mining sector, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as "anticipate," "believe," "could," "could increase the likelihood," "estimate," "expect," "intend," "is planned," "may," "should," "will," "will enable," "would be expected," "look forward," "may provide," "would" or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture's filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, AquaVenture's actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Investor Relations

Email Address: investors@aquaventure.com

Investors Hotline: 855-278-WAAS

AquaVenture  Holdings  Limited and  Subsidiaries

Unaudited  Condensed  Consolidated  Balance  Sheets

(In Thousands)

	September 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$25,000	$17,802
Restricted cash	283	930
Trade receivables, net of allowances of $893 and $635, respectively	15,936	15,320
Inventory	6,030	4,814
Prepaid expenses and other current assets	7,618	6,147
Total current assets	54,867	45,013
Property, plant and equipment, net	117,297	112,488
Construction in progress	8,989	13,005
Long-term contract costs	87,363	91,700
Restricted cash	5,558	6,294
Other assets	3,043	2,021
Deferred tax asset	—	985
Intangible assets, net	52,548	56,127
Goodwill	98,023	98,023
Total assets	$427,688	$425,656
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$3,895	$5,608
Accrued liabilities	12,103	11,721
Current portion of long-term debt	25,060	19,347
Deferred revenue	2,421	2,718
Total current liabilities	43,479	39,394
Long-term debt	125,158	118,013
Deferred tax liability	2,746	1,514
Other long-term liabilities	2,614	1,575
Total liabilities	173,997	160,496
Commitments and contingencies (see Note 8)
Members’ Equity
Class A preferred shares, 40,700 shares authorized, issued and outstanding at September 30, 2016 and December 31, 2015	195,988	195,988
Class B shares, 23,750 shares authorized; 22,429 and 22,436 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	84,246	84,246
Class Q shares, 29,037 shares authorized, issued and outstanding at September 30, 2016 and December 31, 2015	143,666	143,666
Common shares, 30,669 shares authorized; 11,788 and 11,786 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	4,976	4,974
Management incentive plan shares, 7,900 shares authorized; 7,679 shares issued and outstanding at September 30, 2016 and December 31, 2015	—	—
Additional paid-in capital	7,904	6,449
Accumulated deficit	(183,089)	(170,163)
Total members’ equity	253,691	265,160
Total liabilities and members’ equity	$427,688	$425,656

AquaVenture Holdings Limited and Subsidiaries

Unaudited Condensed  Consolidated  Statements of Operations

(In Thousands)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
Revenues:
Bulk water	$13,879	$13,404	$40,951	$34,515
Rental	12,396	11,422	36,153	33,376
Other	2,583	2,301	7,147	6,034
Total revenues	28,858	27,127	84,251	73,925
Cost of revenues:
Bulk water	7,683	8,061	22,976	21,095
Rental	5,256	5,326	15,989	14,825
Other	1,356	1,047	3,863	3,075
Total cost of revenues	14,295	14,434	42,828	38,995
Gross profit	14,563	12,693	41,423	34,930
Selling, general and administrative expenses	15,112	13,214	43,264	36,627
Loss from operations	(549)	(521)	(1,841)	(1,697)
Other expense:
Interest expense, net	(2,802)	(2,569)	(8,231)	(5,979)
Other expense	(86)	(101)	(221)	(228)
Loss before income tax expense	(3,437)	(3,191)	(10,293)	(7,904)
Income tax expense	1,275	878	2,633	2,342
Net loss	$(4,712)	$(4,069)	$(12,926)	$(10,246)

AquaVenture Holdings Limited and Subsidiaries

Unaudited  Condensed  Consolidated  Statements of  Cash  Flows

(In Thousands)

	Nine months ended
	September 30,	September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(12,926)	$(10,246)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,463	17,448
Adjustment to asset retirement obligation	86	27
Share-based compensation expense	1,455	2,482
Provision for bad debts	712	646
Deferred income tax provision	2,216	1,747
Inventory adjustment	142	138
Loss on disposal of assets	939	477
Amortization of debt financing fees	568	490
Adjustment to acquisition contingent consideration	(51)	95
Accretion of debt	271	168
Other	75	(22)
Change in operating assets and liabilities:
Trade receivables	(1,329)	(2,584)
Inventory	(958)	(78)
Prepaid expenses and other current assets	(1,179)	(2,838)
Other assets	(1,807)	(1,526)
Current liabilities	359	2,442
Long-term liabilities	855	345
Net cash provided by operating activities	11,891	9,211
Cash flows from investing activities:
Capital expenditures	(15,037)	(17,773)
Long-term contract expenditures	(1,524)	(526)
Net cash paid for businesses acquired	(100)	(43,744)
Change in restricted cash	189	—
Net cash used in investing activities	(16,472)	(62,043)
Cash flows from financing activities:
Proceeds from long-term debt	23,675	20,000
Payments of long-term debt	(11,891)	(9,041)
Payment of debt financing fees	(340)	(753)
Change in restricted cash	1,197	—
Payment of acquisition contingent consideration	(864)	(932)
Proceeds from exercise of stock options	2	43
Proceeds from issuance of Class B shares	—	31,626
Net cash provided by financing activities	11,779	40,943
Change in cash and cash equivalents	7,198	(11,889)
Cash and cash equivalents at beginning of period	17,802	37,499
Cash and cash equivalents at end of period	$25,000	$25,610

AquaVenture Holdings Limited and Subsidiaries

Unaudited Reconciliation of Non-GAAP Financial Data

(In Thousands)

A reconciliation of our GAAP net loss to Adjusted EBITDA for the periods presented is shown below:

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	Seven Seas			Seven Seas
	Water	Quench	Total	Water	Quench	Total
	(in thousands)
Net loss	$(2,355)	$(2,357)	$(4,712)	$(1,729)	$(2,340)	$(4,069)
Depreciation and amortization	4,183	3,519	7,702	4,036	2,712	6,748
Interest expense, net	1,775	1,027	2,802	1,543	1,026	2,569
Income tax expense (benefit)	1,275	—	1,275	701	177	878
Share-based compensation expense	189	199	388	482	350	832
Loss on disposal of assets	6	410	416	—	142	142
Acquisition-related expenses	438	—	438	106	7	113
Initial public offering costs	—	—	—	—	—	—
Changes in deferred revenue related to our bulk water business	285	—	285	285	—	285
ERP implementation charges for a SAAS solution	—	1,129	1,129	—	—	—
Adjusted EBITDA	$5,796	$3,927	$9,723	$5,424	$2,074	$7,498

Adjusted EBITDA Margin	41.8%	26.2%	33.7%	40.5%	15.1%	27.6%

	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
	Seven Seas			Seven Seas
	Water	Quench	Total	Water	Quench	Total
	(in thousands)
Net loss	$(5,393)	$(7,533)	$(12,926)	$(4,245)	$(6,001)	$(10,246)
Depreciation and amortization	12,271	10,192	22,463	9,633	7,815	17,448
Interest expense, net	5,166	3,065	8,231	2,886	3,093	5,979
Income tax expense (benefit)	2,633	—	2,633	1,811	531	2,342
Share-based compensation expense	854	601	1,455	1,447	1,035	2,482
Loss on disposal of assets	6	933	939	6	471	477
Acquisition-related expenses	935	—	935	1,241	7	1,248
Initial public offering costs	367	—	367	—	—	—
Changes in deferred revenue related to our bulk water business	855	—	855	345	—	345
ERP implementation charges for a SAAS solution	—	2,109	2,109	—	—	—
Adjusted EBITDA	$17,694	$9,367	$27,061	$13,124	$6,951	$20,075

Adjusted EBITDA Margin	43.2%	21.6%	32.1%	38.0%	17.6%	27.2%

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings (loss) before net interest expense, income taxes, depreciation and amortization as well as adjusting for the following items: share-based compensation expense, gain or loss on disposal of assets, acquisition-related expenses, impairment charges, changes in deferred revenue related to our bulk water business,  enterprise resource planning system implementation charges for a software‑as‑a‑service solution, initial public offering costs and certain adjustments recorded in connection with purchase accounting for acquisitions. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period-to-period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non-core operational charges from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods as a result of the timing of acquisitions or restructurings.

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenues.